Table of Contents

Exhibit 7.1

	December 31,

	2003		2004		2005
	Preferred	Common	Preferred	Common	Preferred	Common

Dividend per share

Actual dividends declared
(in millions of reais)	R$ 701	R$ 646	R$ 694	R$ 631	R$ 976	R$ 905

Weighted average number of
shares outstanding	455,160,972	461,760,222	472,163,596	478,532,230	486,946,621	488,590,304

Dividend per share	R$1.54	R$1.40	R$1.47	R$1.32	R$2.00	R$1.85